UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 26, 2005 (January 21, 2005)

AMERICAN HOMEPATIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19532	62-1474680

(State or other jurisdiction of	(Commission File Number)	(Employer Identification
incorporation)		Number)

5200 Maryland Way, Suite 400, Brentwood, TN 37027-5018
(Address of principal executive offices)

(615) 221-8884
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     (c) On January 21, 2005 American HomePatient (the “Company”) entered into an employment agreement (the “Agreement”) with Stephen Clanton, its Executive Vice President and Chief Financial Officer. The Agreement provides for an $80,000 signing bonus, an annual base salary of $290,000 during the first year, and incentive compensation of up to 50% of his base salary upon achievement of certain performance criteria to be established from time to time by the Company. The base salary may be increased each year by an amount determined by the Company’s Board of Directors. The Agreement further provides for the grant to Mr. Clanton of options to acquire up to 150,000 shares of the Company’s common stock. Twenty-five percent of those options vested upon the option grant, and the remainder will vest in equal amounts on each of the following three anniversaries of the date of grant, subject to Mr. Clanton’s continued employment with the Company.

     The Agreement provides that if the Company terminates Mr. Clanton’s employment without cause or fails to fulfill its obligations under the Agreement, the Company will be required to pay Mr. Clanton 100% of his base salary and all stock options granted to Mr. Clanton by the Company will immediately be deemed vested. If the Company terminates Mr. Clanton for cause, the Company will be required to pay him a prorated portion of his base salary.

     The Agreement also requires Mr. Clanton to protect the Company’s confidential information and, in most cases, to refrain from competing with the Company for one year after he leaves the employment of the Company.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Number	Exhibit
10.1	Employment Agreement with Stephen Clanton.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN HOMEPATIENT, INC.
	By:	/s/ Robert L. Fringer
Robert L. Fringer
Date: January 26, 2005		Vice President and Assistant Secretary

EXHIBIT INDEX

Number	Exhibit
10.1	Employment Agreement with Stephen Clanton.